Exhibit 99

NEWS RELEASE
Ingredion Incorporated
5 Westbrook Corporate Center	CONTACTS:
Westchester, IL 60154	Investors: Noah Weiss, 773-896-5242
Media: Becca Hary, 708-551-2602

INGREDION INCORPORATED REPORTS 13% NET SALES GROWTH IN THE FOURTH QUARTER AND STRONG FULL-YEAR 2022 RESULTS

•Fourth quarter 2022 reported and adjusted EPS* were $1.71 and $1.65, respectively, compared to fourth quarter 2021 reported and adjusted EPS of $0.99 and $1.09
•Full-year 2022 reported and adjusted EPS* were $7.34 and $7.45, respectively, compared to full year 2021 reported and adjusted EPS of $1.73 and $6.67
•In 2022, the Company returned $288 million to shareholders and increased the dividend rate by 9%
•The Company expects full-year 2023 reported and adjusted EPS to be in the range of $7.70 - $8.40

WESTCHESTER, Ill., February 8, 2023 – Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to the food and beverage manufacturing industry, today reported results for the fourth quarter and full year of 2022. The results, reported in accordance with U.S. generally accepted accounting principles (“GAAP”) for 2022 and 2021, include items that are excluded from the non-GAAP financial measures that the Company presents.

“For 2022, Ingredion delivered outstanding performance, with top line and profit both growing double digits,” said Jim Zallie, Ingredion’s president and chief executive officer. “Throughout the year, our teams demonstrated resilience and agility as they overcame macroeconomic headwinds while executing against our Driving Growth Roadmap, while also expanding and transforming our solutions and opportunity set with customers.

“For the fourth quarter, Ingredion's net sales were up 13% driven by strong performance for both core and specialty ingredients. We effectively managed strong demand for texturizing, sugar reduction and higher-value industrial applications through both customer and product mix management and pricing. These actions combined with expanded raw material risk management and improved supply chain conditions drove increased year-over-year gross margins.

“Specialty ingredients once again delivered strong double-digit growth, with net sales higher across all four regions versus last year. Notably, we completed one-third of our planned $160 million multi-year global capacity expansion for specialty starches to strengthen our leadership position in texturizing of foods," Zallie continued. "I am especially proud of the work our team did ramping up production at our new Shandong, China facility, despite widespread Covid related challenges. With the expanded capacity, our business in China is well-positioned for accelerated growth as the economy reopens. Additionally, we acquired a specialty ingredient pharma business in India that broadens our capabilities to serve this growing and attractive high value market.

“Following our contracting season, having worked with customers to balance their demand requirements amidst rising input costs, we anticipate another year of double-digit sales growth. Given the resiliency of our business model, the diversification of our products and customer base, and track record of disciplined capital allocation, we are confident in Ingredion's ability to deliver sustainable growth and create value for our shareholders,” Zallie concluded.

INGREDION REPORTS FOURTH QUARTER 2022 RESULTS – Page 2

*Adjusted diluted earnings per share ("adjusted EPS"), adjusted operating income, adjusted effective income tax rate and adjusted diluted weighted average common shares outstanding are non-GAAP financial measures. See section II of the Supplemental Financial Information entitled "Non-GAAP Information" following the Condensed Consolidated Financial Statements included in this news release for a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures.
Diluted Earnings Per Share (EPS)

	4Q21	4Q22	2021	2022
Reported EPS	$0.99	$1.71	$1.73	$7.34
Restructuring/Impairment costs	0.28	—	0.53	0.05
Acquisition/Integration costs	0.01	0.06	0.10	0.08
Impairment***	—	—	5.01	—
Tax items and other matters	(0.19)	(0.12)	(0.70)	(0.02)
Adjusted EPS**	$1.09	$1.65	$6.67	$7.45
Estimated factors affecting changes in Reported and Adjusted EPS

	4Q22	2022
Total items affecting EPS**	0.56	0.78
Total operating items	0.62	1.12
Margin	0.82	1.70
Volume	(0.09)	(0.23)
Foreign exchange	(0.10)	(0.33)
Other income	(0.01)	(0.02)
Total non-operating items	(0.06)	(0.34)
Other non-operating income	(0.01)	(0.01)
Financing costs	(0.15)	(0.23)
Shares outstanding	0.02	0.09
Non-controlling interests	0.01	(0.02)
Tax rate	0.07	(0.17)
** Totals may not foot due to rounding
*** Related to the Argentina joint venture, 2021 reported results reflect a $340 million assets held for sale impairment charge, net of a $20 million favorable adjustment made in the third quarter of 2021, including $311 million of cumulative translation losses.
Financial Highlights
•At December 31, 2022, total debt and cash including short-term investments were $2.5 billion and $239 million, respectively, versus $2.0 billion and $332 million, respectively, at December 31, 2021.
•Reported net financing costs for the fourth quarter were $34 million versus $16 million for the year-ago period.
•Reported and adjusted effective tax rates for the fourth quarter were 7.3 percent and 20.1 percent, respectively, compared to 12.8 percent and 24.2 percent, respectively, for the year-ago period. The decrease in reported tax rate resulted primarily from South American non-taxable incentives, partially offset by favorable judgments related to the treatment of interest and credits on Brazil indirect taxes in the fourth quarter of 2021.
•Full-year net capital expenditures were $293 million, up $11 million from the year-ago period.

INGREDION REPORTS FOURTH QUARTER 2022 RESULTS – Page 3
Business Review
Total Ingredion
Net Sales

$ in millions	2021	FX Impact	Volume	Argentina JV Volume*	Price mix	2022	Change	Change excl. FX
Fourth Quarter	1,755	(65)	(39)	—	336	1,987	13%	17%
Full Year	6,894	(201)	117	(146)	1,282	7,946	15%	18%
* Related to the Argentina joint venture closing in third quarter 2021; 2021 reported results were part of the transferred business
Reported Operating Income

$ in millions	2021	FX Impact	Business Drivers	Acquisition / Integration	Restructuring / Impairment	Other	2022	Change	Change excl. FX
Fourth Quarter	86	(9)	64	2	25	(11)	157	83%	93%
Full Year	310	(30)	132	2	43	305	762	146%	155%
Adjusted Operating Income

$ in millions	2021	FX Impact	Business Drivers	2022	Change	Change excl. FX
Fourth Quarter	113	(9)	64	168	49%	57%
Full Year	685	(30)	132	787	15%	19%
Net Sales
•Fourth quarter and full-year net sales were up from the year-ago period. The increase for the fourth quarter was driven by strong price mix, partially offset by foreign currency impacts and lower volumes. For the full year, price mix was partially offset by foreign currency impacts. Excluding foreign exchange impacts, net sales were up 17% for the quarter and 18% for the full year.
Operating Income
•Fourth quarter reported operating income increased 83% to $157 million and adjusted operating income increased 49% to $168 million over the same period in the prior year. The increases were driven by favorable price mix and expanded raw material risk management. Excluding foreign exchange impacts, reported and adjusted operating income were up 93% and 57%, respectively, from the same period last year.
•Full-year reported and adjusted operating income were $762 million and $787 million, respectively, an increase of 146% and 15%, from the prior year. The increase in reported operating income was attributable to the prior year’s held for sale impairment charge related to the Argentina joint venture. The increase in adjusted operating income was driven by strong price mix that more than offset higher corn and input costs. Excluding foreign exchange impacts, reported and adjusted operating income were up 155% and 19%, respectively, from the prior year.

INGREDION REPORTS FOURTH QUARTER 2022 RESULTS – Page 4
North America
Net Sales

$ in millions	2021	FX Impact	Volume	Price mix	2022	Change	Change excl. FX
Fourth Quarter	1,041	(7)	(15)	195	1,214	17%	17%
Full Year	4,137	(17)	33	781	4,934	19%	20%
Segment Operating Income

$ in millions	2021	FX Impact	Business Drivers	2022	Change	Change excl. FX
Fourth Quarter	84	(2)	40	122	45%	48%
Full Year	487	(3)	81	565	16%	17%
•Fourth quarter operating income for North America was $122 million, an increase of $38 million from the year-ago period, and full-year operating income was $565 million, an increase of $78 million from the prior year. For both the quarter and full year, the increase was driven by favorable price mix and expanded raw material risk management.
South America
Net Sales

$ in millions	2021	FX Impact	Volume	Argentina JV Volume*	Price mix	2022	Change	Change excl. FX
Fourth Quarter	256	(5)	(10)	—	48	289	13%	15%
Full Year	1,057	(7)	20	(146)	200	1,124	6%	7%
*Related to the Argentina joint venture closing in third quarter 2021; 2021 reported results were part of the transferred business
Segment Operating Income

$ in millions	2021	FX Impact	Business Drivers	2022	Change	Change excl. FX
Fourth Quarter	30	(2)	16	44	47%	53%
Full Year	138	(2)	33	169	22%	24%
•Fourth quarter operating income for South America was $44 million, an increase of $14 million from the year-ago period, and full-year operating income was $169 million, an increase of $31 million from the prior year. For both the quarter and full year, the increases were driven by favorable price mix, partially offset by higher corn and input costs. Excluding foreign exchange impacts, segment operating income was up 53% and 24%, respectively, for the fourth quarter and full year.
Asia-Pacific
Net Sales

$ in millions	2021	FX Impact	Volume	Price mix	2022	Change	Change excl. FX
Fourth Quarter	269	(25)	(8)	46	282	5%	14%
Full Year	997	(79)	48	141	1,107	11%	19%

INGREDION REPORTS FOURTH QUARTER 2022 RESULTS – Page 5
Segment Operating Income

$ in millions	2021	FX Impact	Business Drivers	2022	Change	Change excl. FX
Fourth Quarter	17	(2)	8	23	35%	47%
Full Year	87	(9)	15	93	7%	17%
•Fourth quarter operating income for Asia-Pacific was $23 million, up $6 million from the year-ago period, and full-year operating income was $93 million, up $6 million compared to the prior year. For both the quarter and full year, the change was driven by favorable price mix that was partially offset by foreign exchange impacts. Excluding foreign exchange impacts, segment operating income was up 47% and 17%, respectively, for the fourth quarter and full year.
Europe, Middle East, and Africa (EMEA)
Net Sales

$ in millions	2021	FX Impact	Volume	Price mix	2022	Change	Change excl. FX
Fourth Quarter	189	(28)	(6)	47	202	7%	22%
Full Year	703	(98)	16	160	781	11%	25%
Segment Operating Income

$ in millions	2021	FX Impact	Business Drivers	2022	Change	Change excl. FX
Fourth Quarter	20	(3)	3	20	0%	15%
Full Year	106	(16)	20	110	4%	19%
•Fourth quarter operating income for EMEA was $20 million, flat with the year-ago period, and full-year operating income was $110 million, up $4 million from the prior year. For both the quarter and full year, favorability in Europe was partially offset by conditions in Pakistan and foreign exchange impacts across the region. Excluding foreign exchange impacts, fourth quarter and full-year segment operating income were up 15% and 19%, respectively.
Dividends and Share Repurchases
For the full year of 2022, the Company paid total dividends of $181 million, and in the fourth quarter declared a quarterly dividend of $0.71 per share payable in the first quarter of 2023. During 2022, the Company repurchased $112 million of outstanding shares of common stock, for a total of 1.3 million shares. Ingredion considers return of value to shareholders through cash dividends and share repurchases as part of its capital allocation strategy to support total shareholder return.
2023 Full-Year Outlook
The Company expects its outlook for full-year 2023 reported and adjusted EPS to be in the range of $7.70 to $8.40. This expectation excludes acquisition-related integration and restructuring costs, as well as any potential impairment costs.
The Company expects full-year 2023 net sales to be up mid-double digits and adjusted operating income to be up high single-digits to low double digits.
Compared to last year, the 2023 full-year outlook assumes the following: North America operating income is expected to be up low double-digits, driven by favorable price mix partially offset by higher input costs; South America operating income is expected to be up low single-digits, with favorable price mix mostly offsetting higher input costs; Asia-Pacific operating income is expected to be up mid double-digits, driven by favorable price mix and PureCircle growth, partially offset by higher input costs; and EMEA operating income is expected to be up mid-single-digits as we navigate foreign exchange impacts. Corporate costs are expected to be up low single-digits.

INGREDION REPORTS FOURTH QUARTER 2022 RESULTS – Page 6
For full-year 2023, the Company expects a reported and adjusted effective tax rate of 26.5 percent to 28.5 percent.
Cash from operations for full-year 2023 is expected to be in the range of $550 million to $650 million, which reflects an anticipated increase in our working capital balances. Capital expenditures for the full year are expected to be approximately $300 million.
Conference Call and Webcast Details
Ingredion will host a conference call on Wednesday, February 8, 2023, at 8 a.m. Central Time / 9 a.m Eastern Time, hosted by Jim Zallie, president and chief executive officer, and Jim Gray, executive vice president and chief financial officer. The call will be webcast in real time and can be accessed at https://ir.ingredionincorporated.com/events-and-presentations. A presentation containing additional financial and operating information will be accessible through the Company’s website, and available to download a few hours prior to the start of the call. A replay will be available for a limited time at https://ir.ingredionincorporated.com/financial-information/quarterly-results.
About the Company
Ingredion Incorporated (NYSE: INGR) headquartered in the suburbs of Chicago, is a leading global ingredient solutions provider serving customers in more than 120 countries. With 2022 annual net sales of $7.9 billion, the Company turns grains, fruits, vegetables and other plant-based materials into value-added ingredient solutions for the food, beverage, animal nutrition, brewing and industrial markets. With Ingredion’s Idea Labs® innovation centers around the world and approximately 12,000 employees, the Company co-creates with customers and fulfills its purpose of bringing the potential of people, nature and technology together to make life better. Visit ingredion.com for more information and the latest Company news.
Forward-Looking Statements
This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements.
Forward-looking statements include, among others, any statements regarding the Company’s expectations for full-year 2023 net sales, adjusted operating income, reported and adjusted EPS, segment operating income, reported and adjusted effective tax rates, cash flow from operations, and capital expenditures, and any other statements regarding the Company’s prospects and its future operations, financial condition, net sales, operating income, volumes, corporate costs, tax rates, capital expenditures, cash flows, expenses or other financial items, including management’s plans or strategies and objectives for any of the foregoing, and any assumptions, expectations or beliefs underlying any of the foregoing.
These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “should,” “anticipate,” “assume,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast,” “outlook,” “propels,” “opportunities,” “potential,” “provisional,” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this news release or referred to in this news release are “forward-looking statements.”
These statements are based on current circumstances or expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and beyond our control. Although we believe our expectations expressed or implied in these forward-looking statements are based on reasonable assumptions, investors are cautioned that no assurance can be given that our expectations will prove correct.
Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various risks and uncertainties, including the impact of COVID-19 on the demand for our products and our financial results; changing consumption preferences relating to high fructose corn syrup and other products we make; the effects of global economic conditions and the general political, economic, business, and market conditions that affect customers and consumers in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products, including, particularly, economic, currency, and political conditions in South America and economic and political conditions in Europe, and the impact these factors may have on our sales volumes, the pricing of our products and our ability to collect our receivables from customers; future purchases of our products by major industries which we serve and from which we derive a significant portion of our sales, including, without limitation, the

INGREDION REPORTS FOURTH QUARTER 2022 RESULTS – Page 7
food, beverage, animal nutrition, and brewing industries; the uncertainty of acceptance of products developed through genetic modification and biotechnology; our ability to develop or acquire new products and services at rates or of qualities sufficient to gain market acceptance; increased competitive and/or customer pressure in the corn-refining industry and related industries, including with respect to the markets and prices for our primary products and our co-products, particularly corn oil; the availability of raw materials, including potato starch, tapioca, gum Arabic, and the specific varieties of corn upon which some of our products are based, and our ability to pass along potential increases in the cost of corn or other raw materials to customers; energy costs and availability, including energy issues in Pakistan; our ability to contain costs, achieve budgets, and realize expected synergies, including with respect to our ability to complete planned maintenance and investment projects on time and on budget as well as with respect to freight and shipping costs; the effects of climate change and legal, regulatory, and market measures to address climate change; our ability to successfully identify and complete acquisitions or strategic alliances on favorable terms as well as our ability to successfully integrate acquired businesses or implement and maintain strategic alliances and achieve anticipated synergies with respect to all of the foregoing; operating difficulties at our manufacturing facilities; the behavior of financial and capital markets, including with respect to foreign currency fluctuations, fluctuations in interest and exchange rates and market volatility and the associated risks of hedging against such fluctuations; effects of the conflict between Russia and Ukraine, including impacts on the availability and prices of raw materials and energy supplies and volatility in exchange and interest rates; our ability to attract, develop, motivate, and maintain good relationships with our workforce; the impact on our business of natural disasters, war, threats or acts of terrorism, the outbreak or continuation of pandemics such as COVID-19, or the occurrence of other significant events beyond our control; the impact of impairment charges on our goodwill or long-lived assets; changes in government policy, law, or regulation and costs of legal compliance, including compliance with environmental regulation; changes in our tax rates or exposure to additional income tax liability; increases in our borrowing costs that could result from increased interest rates; our ability to raise funds at reasonable rates and other factors affecting our access to sufficient funds for future growth and expansion; security breaches with respect to information technology systems, processes, and sites; volatility in the stock market and other factors that could adversely affect our stock price; risks affecting the continuation of our dividend policy; and our ability to maintain effective internal control over financial reporting.
Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” and other information included in our Annual Report on Form 10-K for the year ended December 31, 2021, our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, and our subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.
###

Ingredion Incorporated
Condensed Consolidated Statements of Income
(Unaudited)

(in millions, except per share amounts)	Three Months Ended December 31,		Change %	Twelve Months Ended December 31,		Change %
	2022	2021		2022	2021
Net sales	$1,987	$1,755	13%	$7,946	$6,894	15%
Cost of sales	1,636	1,465		6,452	5,563
Gross profit	351	290	21%	1,494	1,331	12%

Operating expenses	187	184	2%	715	668	7%
Other operating expense (income)	9	(5)		13	(34)
Restructuring/impairment charges and related adjustments	(2)	25		4	387
Operating income	157	86	83%	762	310	146%
Financing costs	34	16		99	74
Other non-operating (income)	(1)	(8)		(5)	(12)
Income before income taxes	124	78	59%	668	248	169%
Provision for income taxes	9	10		166	123
Net income	115	68	69%	502	125	302%
Less: Net income attributable to non-controlling interests	1	1		10	8
Net income attributable to Ingredion	$114	$67	70%	$492	$117	321%

Earnings per common share attributable to Ingredion common shareholders:

Weighted average common shares outstanding:
Basic	65.8	66.8		66.2	67.1
Diluted	66.7	67.6		67.0	67.8

Earnings per common share of Ingredion:
Basic	$1.73	$1.00	73%	$7.43	$1.74	327%
Diluted	$1.71	$0.99	73%	$7.34	$1.73	324%

Ingredion Incorporated
Condensed Consolidated Balance Sheets

(in millions, except share and per share amounts)	December 31, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$236	$328
Short-term investments	3	4
Accounts receivable – net	1,411	1,130
Inventories	1,597	1,172
Prepaid expenses	62	63
Total current assets	3,309	2,697

Property, plant and equipment – net	2,407	2,423
Intangible assets – net	1,301	1,348
Other assets	544	531
Total assets	$7,561	$6,999

Liabilities and equity
Current liabilities
Short-term borrowings	$543	$308
Accounts payable and accrued liabilities	1,339	1,204
Total current liabilities	1,882	1,512

Long-term debt	1,940	1,738
Other non-current liabilities	477	524
Total liabilities	4,299	3,774

Share-based payments subject to redemption	48	36
Redeemable non-controlling interests	51	71

Equity
Ingredion stockholders' equity:
Preferred stock — authorized 25,000,000 shares — $0.01 par value, none issued	-	-
Common stock — authorized 200,000,000 shares — $0.01 par value, 77,810,875 issued at December 31, 2022 and December 31, 2021	1	1
Additional paid-in capital	1,132	1,158
Less: Treasury stock (common stock: 12,116,920 and 11,154,203 shares at December 31, 2022 and December 31, 2021, respectively) at cost	(1,148)	(1,061)
Accumulated other comprehensive loss	(1,048)	(897)
Retained earnings	4,210	3,899
Total Ingredion stockholders' equity	3,147	3,100
Non-redeemable non-controlling interests	16	18
Total equity	3,163	3,118

Total liabilities and equity	$7,561	$6,999

Ingredion Incorporated
Condensed Consolidated Statements of Cash Flows
(Unaudited)

(in millions)	Twelve Months Ended December 31,
	2022	2021
Cash provided by operating activities:
Net income	$502	$125
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	215	220
Mechanical stores expense	55	55
Impairment on disposition of assets	-	340
Deferred income taxes	(3)	(61)
Margin accounts	(44)	(32)
Changes in other trade working capital	(620)	(248)
Other	47	(7)
Cash provided by operating activities	152	392

Cash used for investing activities:
Capital expenditures and mechanical stores purchases	(300)	(300)
Proceeds from disposal of manufacturing facilities and properties	7	18
Payments for acquisitions, net of cash acquired	(29)	(40)
Other	2	(13)
Cash used for investing activities	(320)	(335)

Cash provided by (used for) financing activities:
Proceeds from borrowings, net	293	(390)
Commercial paper borrowings, net	140	250
(Repurchases) of common stock, net	(103)	(49)
Purchases of non-controlling interests	(46)	-
Dividends paid, including to non-controlling interests	(181)	(184)
Cash provided by (used for) financing activities	103	(373)

Effect of foreign exchange rate changes on cash	(27)	(21)
Decrease in cash and cash equivalents	(92)	(337)
Cash and cash equivalents, beginning of period	328	665
Cash and cash equivalents, end of period	$236	$328

Ingredion Incorporated
Supplemental Financial Information
(Unaudited)
I. Geographic Information of Net Sales and Operating Income

(in millions, except for percentages)	Three Months Ended December 31,		Change	Change Excl. FX	Twelve Months Ended December 31,		Change	Change Excl. FX
	2022	2021			2022	2021
Net Sales
North America	$1,214	$1,041	17%	17%	$4,934	$4,137	19%	20%
South America	289	256	13%	15%	1,124	1,057	6%	7%
Asia-Pacific	282	269	5%	14%	1,107	997	11%	19%
EMEA	202	189	7%	22%	781	703	11%	25%
Total Net Sales	$1,987	$1,755	13%	17%	$7,946	$6,894	15%	18%

Operating Income
North America	$122	$84	45%	48%	$565	$487	16%	17%
South America	44	30	47%	53%	169	138	22%	24%
Asia-Pacific	23	17	35%	47%	93	87	7%	17%
EMEA	20	20	—%	15%	110	106	4%	19%
Corporate	(41)	(38)	(8)%	(8)%	(150)	(133)	(13)%	(13)%
Sub-total	168	113	49%	57%	787	685	15%	19%
Acquisition/integration costs	-	(2)			(1)	(3)
Restructuring/impairment charges	-	(25)			(4)	(47)
Impairment on disposition of assets	-	-			-	(340)
Other matters	(11)	-			(20)	15
Total Operating Income	$157	$86	83%	93%	$762	$310	146%	155%
II. Non-GAAP Information
To supplement the consolidated financial results prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), we use non-GAAP historical financial measures, which exclude certain GAAP items such as acquisition and integration costs, restructuring and impairment costs, Mexico tax (benefit) provision, and other specified items. We generally use the term “adjusted” when referring to these non-GAAP amounts.
Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of our operating results and trends for the periods presented. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.
Non-GAAP financial measures are not prepared in accordance with GAAP; so our non-GAAP information is not necessarily comparable to similarly titled measures presented by other companies. A reconciliation of each non-GAAP financial measure to the most comparable GAAP measure is provided in the tables below.

II. Non-GAAP Information (continued)
Ingredion Incorporated
Reconciliation of GAAP Net Income attributable to Ingredion and Diluted Earnings Per Share ("EPS") to
Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS
(Unaudited)

	Three Months Ended December 31, 2022		Three Months Ended December 31, 2021		Twelve Months Ended December 31, 2022		Twelve Months Ended December 31, 2021
	(in millions)	Diluted EPS	(in millions)	Diluted EPS	(in millions)	Diluted EPS	(in millions)	Diluted EPS
Net income attributable to Ingredion	$114	$1.71	$67	$0.99	$492	$7.34	$117	$1.73

Add back:

Acquisition/integration costs (i)	4	0.06	1	0.01	5	0.08	7	0.10

Restructuring/impairment charges (ii)	—	—	19	0.28	3	0.05	36	0.53

Impairment on disposition of assets (iii)	—	—	—	—	—	—	340	5.01

Other matters (iv)	8	0.12	(12)	(0.18)	15	0.22	(22)	(0.32)

Fair value adjustments to equity investments (v)	—	—	(5)	(0.07)	—	—	(5)	(0.07)

Tax item - Mexico (vi)	(2)	(0.03)	2	0.03	(4)	(0.06)	6	0.09

Other tax matters (vii)	(14)	(0.21)	2	0.03	(12)	(0.18)	(27)	(0.40)

Non-GAAP adjusted net income attributable to Ingredion	$110	$1.65	$74	$1.09	$499	$7.45	$452	$6.67
Net income, EPS and tax rates may not foot or recalculate due to rounding.
Notes
(i) During the three and twelve months ended December 31, 2022, we recorded $4 million and $5 million, respectively, of pre-tax acquisition and integration charges primarily related to our investment in the Argentina joint venture. During the three and twelve months ended December 31, 2021, we recorded pre-tax acquisition and integration charges of $2 million and $3 million, respectively, for our acquisitions of the PureCircle, KaTech and Verdient Foods businesses, as well as our investments with the Amyris and Argentina joint ventures.
(ii) During the twelve months ended December 31, 2022, we recorded $4 million of remaining pre-tax restructuring-related charges for the Cost Smart programs. During the three and twelve months ended December 31, 2021, we recorded pre-tax restructuring-related charges of $25 million and $47 million, respectively, primarily related to our Cost Smart programs.
(iii) During the twelve months ended December 31, 2021, we recorded a $340 million net asset impairment charge related to the contribution of Ingredion's Argentina operations to the Argentina joint venture.
(iv) During the three and twelve months ended December 31, 2022, we recorded pre-tax charges of $11 million and $20 million, respectively, primarily related to the impacts of a U.S.-based work stoppage. During the twelve months ended December 31, 2021, we recorded a pre-tax benefit of $15 million for certain indirect tax credits that the Brazilian Supreme Court affirmed in May 2021 that we are entitled to receive.
(v) During the three and twelve months ended December 31, 2021, we recorded a net pre-tax fair value adjustment of $6 million to our equity investments.
(vi) We recorded tax benefits of $2 million and $4 million for the three and twelve months ended December 31, 2022, respectively, and tax provisions of $2 million and $6 million for the three and twelve months ended December 31, 2021, respectively, as a result of the movement of the Mexican peso against the U.S. dollar and its impact on the remeasurement of our Mexico financial statements during the periods.
(vii) In the fourth quarter of 2022, we recognized an income tax benefit of $20 million for certain Brazilian state grants we received between 2018 and 2021, which were previously taxable. Other adjustments relate to the impacts of prior year tax liabilities and contingencies, as well as the tax results of the above non-GAAP addbacks.

II. Non-GAAP Information (continued)

Ingredion Incorporated
Reconciliation of GAAP Operating Income to Non-GAAP Adjusted Operating Income
(Unaudited)

(in millions, pre-tax)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Operating income	$157	$86	$762	$310

Add back:

Acquisition/integration costs (i)	-	2	1	3

Restructuring/impairment charges (ii)	-	25	4	47

Impairment on disposition of assets (iii)	-	-	-	340

Other matters (iv)	11	-	20	(15)

Non-GAAP adjusted operating income	$168	$113	$787	$685
For notes (i) through (iv), see notes (i) through (iv) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)
Ingredion Incorporated
Reconciliation of GAAP Effective Income Tax Rate to Non-GAAP Adjusted Effective Income Tax Rate
(Unaudited)

(in millions)	Three Months Ended December 31, 2022			Twelve Months Ended December 31, 2022
	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b/a)	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b/a)
As Reported	$124	$9	7.3%	$668	$166	24.9%

Add back:

Acquisition/integration costs (i)	4	-		5	-

Restructuring/impairment charges (ii)	-	-		4	1

Other matters (iv)	11	3		20	5

Tax item - Mexico (vi)	-	2		-	4

Other tax matters (vii)	-	14		-	12

Adjusted Non-GAAP	$139	$28	20.1%	$697	$188	27.0%

(in millions)	Three Months Ended December 31, 2021			Twelve months ended December 31, 2021
	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b/a)	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b/a)
As Reported	$78	$10	12.8%	$248	$123	49.6%

Add back:

Acquisition/integration costs (i)	2	1		3	(3)

Restructuring/impairment charges (ii)	25	6		47	11

Impairment on disposition of assets (iii)	-	-		340	-

Other matters (iv)	-	12		(15)	7

Fair value adjustments to equity investments (v)	(6)	(1)		(6)	(1)

Tax item - Mexico (vi)	-	(2)		-	(6)

Other tax matters (vii)	-	(2)		-	27

Adjusted Non-GAAP	$99	$24	24.2%	$617	$158	25.6%
For notes (i) through (vii), see notes (i) through (vii) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.